Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements have been prepared by CONMED Corporation (“CONMED”, “we”, “our”, “us” or “the Company”) to reflect our acquisition of Buffalo Filter, LLC (“Buffalo Filter”), which was completed on February 11, 2019 (the “Acquisition”) and the related financing. The Acquisition is more fully described in Item 2.01 of the Current Report on Form 8-K that we filed with the Securities and Exchange Commission (the “SEC”) on February 11, 2019. In conjunction with the Acquisition, we (i) entered into our sixth amended and restated senior credit agreement (the “Credit Agreement”), consisting of (a) a $265 million term loan facility and (b) a $585 million revolving credit facility, and (ii) issued $345 million in 2.625% convertible notes due in 2024 (the "Notes"), to fund a portion of the Acquisition purchase price (the Credit Agreement and Notes together with the Acquisition, the “Transactions”). The Credit Agreement and Notes are more fully described in Item 2.03 of the Current Reports on Form 8-K that we filed with the SEC on February 7, 2019 and January 29, 2019, respectively.

The accompanying pro forma condensed combined financial information has been prepared by applying pro forma adjustments to the individual historical audited financial statements of CONMED and Buffalo Filter. The unaudited condensed combined balance sheet as of December 31, 2018, has been prepared giving effect to the Transactions as if they had been completed on December 31, 2018. The unaudited pro forma condensed combined statement of comprehensive income of CONMED for the year ended December 31, 2018 is presented as if the Transactions had occurred on January 1, 2018, the first day of our fiscal 2018.

The unaudited pro forma condensed combined financial information includes unaudited pro forma adjustments that we believe are factually supportable and directly attributable to the Transactions. The unaudited pro forma condensed combined financial information was prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805 – Business Combinations and are based on CONMED’s historical audited financial statements for the year ended December 31, 2018 and Buffalo Filter’s historical audited financial statements for the year ended December 31, 2018.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances, however the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. The unaudited pro forma condensed combined financial information is presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated, nor do they purport to project our results of operations or financial condition for any future period or as of any future date. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed combined financial information. In addition, these pro forma financial statements do not reflect the realization of any cost savings that we may achieve from operating efficiencies, synergies or other restructuring activities that may result from the Acquisition. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements used in preparation of these pro forma statements including CONMED’s consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2018, filed with the SEC on February 25, 2019 (our “Form 10-K”) and Buffalo Filter’s financial statements contained in Exhibit 99.1 of this Current Report on Form 8-K/A.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2018
(unaudited, in thousands)

	CONMED (a)	Buffalo Filter (b)	Pro Forma Adjustments		Total
ASSETS
Current assets:
Cash and cash equivalents	$17,511	$61	$(5,815)	(c)	$11,757
Accounts receivable, net	181,550	5,282	(526)	(d)	186,306
Inventories	154,599	3,746	726	(e)	159,071
Prepaid expenses and other current assets	20,691	142	—		20,833
Total current assets	374,351	9,231	(5,615)		377,967
Property, plant and equipment, net	113,245	4,081	—		117,326
Deferred income taxes	5,162	—	—		5,162
Goodwill	400,440	—	214,614	(f)	615,054
Other intangible assets, net	413,193	—	141,000	(f)	554,193
Other assets	62,747	166	3,540	(g)	66,453
Total assets	$1,369,138	$13,478	$353,539		$1,736,155

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$18,336	$150	$(7,713)	(h)	$10,773
Accounts payable	53,498	3,055	(526)	(d)	56,027
Accrued compensation and benefits	42,924	958	—		43,882
Other current liabilities	46,186	838	—		47,024
Total current liabilities	160,944	5,001	(8,239)		157,706

Long-term debt	438,564	2,138	353,971	(h)	794,673
Deferred income taxes	81,061	—	(4,028)	(i)	77,033
Other long-term liabilities	26,299	—	—		26,299
Total liabilities	706,868	7,139	341,704		1,055,711

Commitments and contingencies

Shareholders' equity:
Preferred stock	—	—	—		—
Common stock	313	—	—		313
Paid-in capital	341,738	—	30,883	(j)	372,621
Retained earnings	464,851	6,339	(19,048)	(k)	452,142
Accumulated other comprehensive loss	(55,737)	—	—		(55,737)
Less: Treasury stock	(88,895)	—	—		(88,895)
Total shareholders' equity	662,270	6,339	11,835		680,444
Total liabilities and shareholders' equity	$1,369,138	$13,478	$353,539		$1,736,155
The accompanying notes are an integral part of the pro forma condensed combined financial statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME
YEAR-ENDED DECEMBER 31, 2018
(unaudited, in thousands except per share data)

	CONMED (l)	Buffalo Filter (m)	Pro Forma Adjustments		Total
Revenues
Net sales	$859,634	$41,097	$(2,507)	(n)	$898,224
Expenses
Cost of sales	390,524	19,349	(2,507)	(n)	407,366
Selling and administrative expense	355,617	10,500	8,455	(o)	374,572
Research and development expense	42,188	2,057	—		44,245
Total operating expense	788,329	31,906	5,948		826,183
Income from operations	71,305	9,191	(8,455)		72,041
Interest expense	20,652	111	23,626	(p)	44,389
Income before income tax	50,653	9,080	(32,081)		27,652
Income tax provision (benefit)	9,799	—	(5,557)	(q)	4,242
Net income (loss)	$40,854	$9,080	$(26,524)		$23,410

Earnings per share data:
Basic	$1.45				$0.83
Diluted	1.41				0.81

Other comprehensive income (loss), before tax:
Foreign currency translation adjustments	$(8,369)	$—	$—		$(8,369)
Pension liability	(885)	—	—		(885)
Cash flow hedging gain	10,985	—	—		10,985
Other comprehensive income, before tax	42,585	9,080	(26,524)		25,141

Provision for income taxes related to items of other comprehensive income	2,441	—	—		2,441
Comprehensive income	$40,144	$9,080	$(26,524)		$22,700
The accompanying notes are an integral part of the pro forma condensed combined financial statements.

Notes to the Pro Forma Condensed Combined Financial Statements
(unaudited, in thousands)

Note 1 - Description of the Transaction

On February 11, 2019, we completed the acquisition of Buffalo Filter (the “Acquisition”) pursuant to the Securities Purchase Agreement (the “Purchase Agreement”), dated December 13, 2018, by and among CONMED and Filtration Group FGC LLC ("Filtration Group") for total consideration of $365.0 million (based on an aggregate purchase price of $365 million as adjusted pursuant to the Purchase Agreement). Buffalo Filter develops, manufactures and markets smoke evacuation technologies that are complementary to CONMED's General Surgery product offering.  The acquisition was funded through a combination of cash on hand and long-term borrowings as further described below.

The Purchase Agreement was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2018.

On February 7, 2019, in connection with the Acquisition, we entered into a sixth amended and restated senior credit agreement (the “Credit Agreement”) consisting of: (a) a $265 million term loan facility and (b) a $585 million revolving credit facility. The revolving credit facility will terminate and the loans outstanding under the term loan facility will expire on the earlier of (i) February 7, 2024 or (ii) 91 days prior to the earliest scheduled maturity date of the 2.625% convertible notes due in 2024 described below, (if, as of such date, more than $150.0 million in aggregate principal amount of such convertible notes (or any refinancing thereof) remains outstanding). The term loan is payable in quarterly installments increasing over the term of the facility. Proceeds from the term loan facility and borrowings under the revolving credit facility were used to repay the then existing senior credit agreement and to finance the acquisition of Buffalo Filter. Initial interest rates are at LIBOR plus a base rate (1.875%). For those borrowings where we elect to use the alternate base rate, the initial base rate will be the greatest of (i) the Prime Rate, (ii) the Federal Funds Rate plus 0.50% or (iii) the one-month Eurocurrency Rate plus 1.00%, plus, in each case, an interest rate margin.

On January 29, 2019, we issued $345 million in 2.625% convertible notes due in 2024 (the "Notes"). Interest is payable semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 2019. The Notes will mature on February 1, 2024, unless earlier repurchased or converted. The Notes represent subordinated unsecured obligations and are convertible under certain circumstances, as defined in the indenture, into a combination of cash and CONMED common stock.  The Notes may be converted at an initial conversion rate of 11.2608 shares of our common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $88.88 per share of common stock). Holders of the Notes may convert their Notes at their option at any time on or after November 1, 2023 through the second scheduled trading day preceding the maturity date. Holders of their Notes will also have the right to convert the Notes prior to November 1, 2023, but only upon the occurrence of specified events. The conversion rate is subject to anti-dilution adjustments if certain events occur. A portion of the net proceeds from the offering of the notes were used as part of the financing for the Buffalo Filter acquisition and $21.0 million were used to pay the cost of certain convertible notes hedge transactions.

Note 2 - Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements have been prepared based on the historical financial information of CONMED and Buffalo Filter as adjusted to give effect to the Acquisition, Credit Agreement and Notes. The unaudited pro forma combined statement of comprehensive income for the year-ended December 31, 2018 gives effect to the Acquisition, Credit Agreement and Notes as if they had occurred on January 1, 2018.  The unaudited pro forma condensed combined balance sheet as of December 31, 2018 gives effect to the Acquisition, Credit Agreement and Notes as if they had occurred on December 31, 2018.  We believe that the assumptions used and the adjustments made are reasonable given the information available as of the date of this Form 8-K/A. Certain footnote disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by SEC rules and regulations.

The Acquisition has been accounted for using the acquisition method of accounting based on ASC 805 which requires recognition and measurement of all identifiable assets acquired and liabilities assumed at their full fair value as of the date control is obtained. The preliminary valuation of the tangible and identifiable intangible assets acquired and liabilities assumed was used by management to prepare the unaudited condensed combined financial information. The pro forma purchase price allocation below has been developed based on these preliminary estimates of fair value as of December 31, 2018. Final valuation of the tangible and identifiable intangible assets acquired and liabilities assumed are subject to revision based upon management’s completed analysis and calculations. Such final adjustments, including changes to amortizable tangible and intangible assets, may be material.

The preliminary purchase price and purchase price allocation are presented as follows:

Preliminary purchase price:

Total Purchase Price	$365,047

Preliminary purchase price allocation:

Fair value of assets acquired and liabilities assumed:

Current assets	$9,957
Goodwill	214,614
Identifiable intangible assets acquired	141,000
Other non-current assets	4,327
Current liabilities assumed	(4,851)
Total purchase price allocation	$365,047

Note 3 - Pro Forma Adjustments

Unaudited pro forma condensed combined balance sheet

(a)	Represents the historical consolidated balance sheet of CONMED as of December 31, 2018.

(b)	Represents the historical balance sheet of Buffalo Filter as of December 31, 2018.

(c)	Represents the change in cash and cash equivalents, calculated as follows:

Purchase of Buffalo Filter(1)	$(365,047)
Proceeds from term loan facility(2)	120,625
Payments on revolving line of credit(3)	(53,000)
Proceeds from Notes(4)	345,000
Payments for Notes hedge(5)	(51,198)
Proceeds from issuance of warrants(6)	30,567
Payments related to transaction costs(7)	(16,458)
Payment of debt issuance costs(8)	(16,304)
Net adjustments to cash and cash equivalents	$(5,815)

1.	Represents cash consideration to consummate the Acquisition.

2.	Represents the incremental principal amount of cash received under the term loan facility issued under the Credit Agreement associated with the Acquisition.

3.	Represents the pay down of the revolving line of credit under the Credit Agreement associated with the Acquisition.

4.	Represents the principal amount of cash received upon issuance of the Notes associated with the Acquisition.

5.	Represents the cash paid for Notes' hedges for shares of our common stock underlying the Notes associated with the Acquisition.

6.	Represents the cash received for the issuance of warrants for the same number of shares of common stock hedged.

7.	Represents the payments related to transaction costs associated with the Acquisition.

8.	Represents the payments of debt issuance costs related to the Credit Agreement and Notes.

(d)	Represents the pro forma adjustment for accounts receivable due from CONMED to Buffalo Filter:

Net adjustment to accounts receivable	$(526)

Net adjustment to accounts payable	$(526)

(e)
Represents the pro forma adjustment to step up inventory to fair value. The fair value was determined based on the estimated selling price of the inventory less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing costs and selling efforts:

Net adjustment to inventory	$726

(f)
Represents the pro forma adjustments for the fair value of the identifiable intangible assets and goodwill that were acquired. The Acquisition has been accounted for as a purchase in accordance with ASC 805. The assessment of fair value of the identifiable intangible assets is based on preliminary valuations and estimates that were available to management at the time of the preparation of the pro forma financial information and are subject to revision based on management’s completed analysis and final accounting for the acquisition. We have allocated the excess of the purchase price over the fair values of the assets acquired and liabilities assumed to goodwill, which represents revenue synergies as well as operating efficiencies and cost savings expected to be realized. The respective net adjustments to intangible assets and goodwill have been calculated as follows:

Customer relationships	$125,000
Developed technology	9,000
Trademarks and tradenames	7,000
Net adjustment to intangible assets	$141,000

Net adjustment to goodwill	$214,614

(g)
Represents the net pro forma adjustments for deferred financing fees related to the Credit Agreement's revolving line of credit and write-off of deferred financing fees under the previous senior credit agreement:

Deferred financing fees related to the Credit Agreement	$3,795
Less: Write-off of deferred financing fees related to the early extinguishment of debt	(255)
$3,540

(h)	Represents the net adjustment to total debt associated with the Credit Agreement, Notes, Notes discount, deferred financing fees, and historical Buffalo Filter mortgage, not assumed:

Notes	$345,000
Notes discount	(51,615)
Term loan facility	120,625
Revolving line of credit	(53,000)
Historical Buffalo Filter mortgage, not assumed	(2,138)
Term loan facility, current portion true up	7,563
Less: Deferred financing fees, net	(12,464)
Net adjustment to long term debt	$353,971

Term loan facility, current portion true up	$(7,563)
Historical Buffalo Filter mortgage, current portion, not assumed	(150)
Net adjustment to current portion of long-term debt	$(7,713)

(i)	Represents the change in long-term deferred tax liabilities calculated at a blended statutory rate of 24.16% as further described below:

Tax effect of transaction costs not in historical financial statements	$(3,976)
Tax effect on write-off of deferred financing fees	(73)
Tax effected difference between fair value and tax carryover basis of building acquired	(80)
Tax effect on Notes discount	12,470
Tax effect on Notes hedge	(12,369)
Net adjustment to deferred tax liabilities	$(4,028)

(j)
Represents the net adjustment to additional paid in capital in conjunction with the equity component related to the Notes discount, related Notes hedging instrument, warrants issued and related tax impact:

Notes discount	$51,615
Deferred tax on Notes discount	(12,470)
Notes hedge	(51,198)
Deferred tax on Notes hedge	12,369
Issuance of warrants	30,567
Net adjustment to additional paid in capital	$30,883

(k)	Represents the net adjustment to retained earnings in conjunction with the Acquisition, as well as the impact of certain pro forma adjustments as described below:

Transaction costs not in historical financial statements, net of tax	$(12,481)
Write-off of deferred financings fees related to the early extinguishment of debt, net of tax	(228)
Elimination of historical Buffalo Filter's retained earnings	(6,339)
Net adjustment to retained earnings	$(19,048)

Unaudited pro forma condensed combined statement of comprehensive income

(l)	Represents the audited historical consolidated statement of comprehensive income of CONMED as of December 31, 2018.

(m)	Represents the audited historical consolidated statement of comprehensive income of Buffalo Filter as of December 31, 2018.

(n)	Represents the elimination of Buffalo Filter sales to CONMED for the year ended December 31, 2018:

Buffalo Filter sales to CONMED	$(2,507)

Represents the elimination of CONMED cost of sales for Buffalo Filter product sold during the year ended December 31, 2018:

Net impact to cost of sales	$(2,507)

(o)
Represents adjustment to amortization expense related to the fair value of identifiable intangible assets acquired in the Acquisition. The pro forma amortization expense was calculated using the pattern in which the economic benefits are expected to be realized using the new intangible assets’ range of estimated useful lives of ten to twenty years. The amounts allocated to the identifiable intangible assets and the estimated useful lives are based on preliminary fair value estimates under the guidance of ASC 805:

Net adjustment to amortization of intangible assets	$9,809

Represents the pro forma adjustment of non-recurring Acquisition costs included in selling and administrative expense in the historical financial statements:

Buffalo Filter's historical transaction costs	$(55)
CONMED historical transaction costs	(1,299)
Net adjustment to non-recurring expense	$(1,354)

(p)
Represents the pro forma adjustment to interest expense related to the Credit Agreement and Notes' incremental interest expense on additional borrowings, amortization of deferred financing costs and amortization of the Notes' discount. These were entered into in conjunction with the Acquisition. The pro forma adjustment also includes elimination of Buffalo Filter's historical mortgage interest expense as this was not assumed in the acquisition, all calculated as follows:

Incremental interest expense on Credit Agreement	$2,869
Incremental amortization of debt issuance costs associated with Credit Agreement	441
Interest expense on the Notes	9,107
Amortization of Notes discount	9,146
Amortization of debt issuance costs associated with Notes	2,174
Less: Buffalo Filter's historical interest expense	(111)
Net adjustment to interest expense	$23,626

(q)
Represents the adjustment to provision for income taxes to reflect the inclusion of Buffalo Filter and the pro forma adjustments in the combined group’s federal and state tax filings at a blended statutory rate of 24.16%.